Exhibit 10.5

CURRENT ACCOUNT OVERDRAFT AGREEMENT

31 August, 2022

To: Resona Bank (herein after referred to as the “Bank”)

Adress:     5-7-11 Ueno, Taito-ku, Tokyo 110-0005

Applicant (herein after referred to as the “Company”):

Earlyworks Co., Ltd.

Representative Director Kobayashi Satoshi

The Company, consenting to this agreement as well as Bank Transaction Agreement made and entered into separately, operate the current account overdraft transaction upon the following clauses herein.

Article 1. Summary of Checking Account Overdraft

Overdraft Limit	100,000,000JPY
Current Overdraft specific Account	Ueno branch	Account No.: [*]
Contract Term	30 September, 2022

Deposit and Settlement Account	Ueno branch	Type: Saving Account	Account No.: [*]

*Deposit and Settlement Account shall be the applicant’s own.

Article 2. Opening Account

1.	The Company opens the current overdraft specific account as prescribed above for the purpose of the current account overdraft transaction under this agreement.

2.

The current overdraft specific account prescribed above shall be operated only for the use of current overdraft from the Bank and shall not be operated for drawing or accepting checks or for automatic payments of public charges.

Article 3. Expansion of Term

Unless either of the Parties terminates this Agreement with a written notice before the contract term prescribed in Article 1 expires, this agreement shall be expanded for another 1 month and same applies hereafter.

(Informed Consent, Receiving the Copy) The Company has heard the explanation of the contents of this agreement and received its copy. (Seal)

[Bank memo]

Abbr.

Article 4. How to Use Current Overdraft

1.	The Company shall submit the Bank’s designated application form of current overdraft (hereinafter referred to as “Paper”) to the Bank when the Company uses the current overdraft under this agreement.

2.

The Bank shall overdraft upon the application the Company submits and shall put such overdraft money into the deposit and settlement account prescribed in Article 1 (hereinafter referred to as “Designated Account.”).

3.

In case that the new overdraft is used on the due date of the repayment of previous overdraft, the Bank may settle such transactions by putting the remaining of overdraft amount after deducting repayment amount to the Designated Account or by receiving such reverse amount from the same.

Article 5. Interest

The Company shall pay the interest of overdraft under this agreement at the Bank’s designated overdraft rate and make such payment calculated at the Bank’s appointing day and measure by the Bank’s appointing payment method.

Article 6. Delay Penalty

In the event that the Company fails to make a payment to the Bank under this agreement, the Company shall pay the delay penalty at the rate of 14% of such payment amount per annum (daily interest shall be calculated on the basis of a 365-day year) to the Bank.

Article 7. Repayment

1.

Repayment of the overdraft shall be made in full overdraft amount prescribed in the bill at the due date prescribed in the bill (in case of holiday, the next business day). However, the prepayment of full or any part of the overdraft amount before its due date is allowed only when the Bank approves.

2.

The due date prescribed in the preceding paragraph shall be designated within 1 year from the overdraft day. In case that such due date is not set forth or it is designated after 1 year from the overdraft day, the corresponding date of the overdraft day in the next year shall be deemed to be the due date of the repayment.

Article 8. Automatic Payment of Principal, Interest, etc.

1.

The Company shall deposit the amount more than the payment of the principal, the interest, the delay penalty, etc. under this agreement into the designated account prescribed in Article 1 by each due date. The bank may withdraw such payment amount from the designated account without any check, saving account book or its withdrawal application with no regard to the current account regulation or the saving account regulation and appropriate such amount to each payment.

2.

In the event that the balance in the account prescribed in the preceding paragraph is less than each payment, the Company shall pose no objection even when the Bank does not receive partial payment and claims the agreed delay penalty.

3.

When the balance in the account prescribed in the preceding paragraph reaches the amount to be paid on later day, the Bank may at any time take same measure as paragraph 1 hereof including the delay penalty.

Article 9. Payment of Affiliated Fees

The Bank may withdraw a necessary amount from the designated account and appropriate it to the guarantee fee of Credit Guarantee Corporation, other guarantee fee, certificate fee of the date and the property registration fee, which are for the purpose of the security of the Bank’s claims, and any other fees and costs arising from with this agreement pursuant to Article 8.

Article 10. Immediate Payment

1.

In the event that the Company falls under any of the conditions prescribed in items of Paragraph 1, Article 5 stipulated in Bank Transaction Agreement made and entered into separately, the Company shall immediately pay the full amount of the principal and the interest of the overdraft without any notice from the Bank.

2.

In the event that the Company falls under any of the conditions prescribed in items of Paragraph 2, Article 5 stipulated in Bank Transaction Agreement made and entered into separately, the Company shall immediately pay the full amount of the principal and the interest of the overdraft upon the claim from the Bank.

Article 11. Reduction, Suspension, Cancellation, Termination

1.

In the event of the change of social financial situation, the security of the claim or any other reasonable grounds, the Bank may at any time reduce the overdraft limit, suspend the overdraft transaction or terminate this agreement.

2.

The Company shall immediately pay the full amount of the principal and the interest of the overdraft in case of the termination, the cancellation of this agreement or the suspension of the overdraft transaction. The Company shall immediately pay the over amount of the overdraft limit after the reduction of it.